SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE

This SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE (hereinafter referred to as the "Agreement" and/or "Separation Agreement") is made and entered into by and between Steven Kane (hereinafter referred to as "Mr. KANE") and Patient Safety Technologies, Inc. (hereinafter referred to as "PST").  (Mr. KANE and PST are hereinafter collectively referred to as the "Parties").  Certain additional releasing parties identified on the signature page hereto as "Additional Parties" are deemed Parties on a several not joint basis as to Sections 5, 7, 9, 11, 12, 13 and 19(b), (c), (d) (e), (f) and (h) and no other Sections.

RECITALS

A.           Mr. KANE was employed by PST from May 7, 2009 until the closing date of the Company’s equity financing of at least $6 million (the "Separation Date").

B.           PST and Mr. KANE are parties to a separate STOCK OPTION AGREEMENT, dated May 7, 2009 pursuant to which Mr. KANE has options to purchase 2,000,000 shares of PST stock, of which 541,667 are currently vested will receive an extended vesting period to the extent set forth in this Agreement.

C.           PST and Mr. KANE are also parties to a separate EMPLOYMENT AGREEMENT, dated May 7, 2009.

D.           In order to settle certain matters between the Parties, PST desires to provide Mr. KANE with certain benefits, and Mr. KANE desires to accept such benefits, all on the terms and conditions set forth below.

E.           Mr. KANE and the Additional Parties are willing to agree to certain elements of this Agreement in consideration of the mutual covenants contained herein.

NOW, THEREFORE, in consideration of the premises and promises herein contained, the adequacy and receipt of which are hereby acknowledged by both Parties, the Parties agree as follows:

AGREEMENTS

1.           Incorporation of Recitals:  The foregoing Recitals are hereby incorporated into this Agreement.

2.           Effect of Termination:  The Parties agree that, as of the Separation Date, Mr. KANE not only ceased to be employed by PST but also ceased to be a director of PST and ceased to hold any office or title, including, but not limited to, that of Chief Executive Officer at PST.

3.           Separation Benefits From PST:  The Parties agree that:

(a)           They shall treat the termination of Mr. KANE's employment with PST as if it were a termination "without Cause" on the Separation Date and Mr. KANE shall receive the payments, continued vesting of options and benefits expressly provided for in Section 4(a)(ii), Section 4(a)(iii)(2) and Section 4(a)(iii)(3) of the EMPLOYMENT AGREEMENT, except that: (i) the Parties waive any notice otherwise required (including under Section 4(a)(i) of the EMPLOYMENT AGREEMENT); and (ii) Mr. KANE expressly and knowingly waives permanently any benefits, payments or rights he would otherwise have or receive under Sections 4(a)(iii)(1) [Bonus] and Section 6 [Excise Taxes] of his EMPLOYMENT AGREEMENT or any board resolution, contract, plan or arrangement that otherwise provided for or sought to implement the same.  The payments and benefits due under this Section shall be paid commencing on the Separation Date and shall continue to be subject to all of the terms and conditions of the EMPLOYMENT AGREEMENT, including Section 4(a)(iv) thereof, it being understood that (i) this Separation Agreement constitutes the “Release” described in the EMPLOYMENT AGREEMENT and (ii) the severance payments owed under Section 4(a)(ii) of the EMPLOYMENT AGREEMENT shall be payable in accordance with the Company’s standard payroll practices.1  Mr. KANE understands that treating the termination as if it were "without Cause" is strictly a means of defining the rights and obligations of the Parties and shall not be construed as evidence or admission of any wrongdoing.  Both PST and Mr. KANE have agreed to make the election in the second sentence of Section 4(a)(iii)(2) of the EMPLOYMENT AGREEMENT to pay Mr. KANE cash in the amount of $1,057 per month for 12 months, commencing on the Separation Date and payable thereafter on the first of each month, in lieu of providing medical coverage and other health and welfare benefits proportionately over the period in which payments are made to Mr. KANE under Section 4(a)(ii) of the EMPLOYMENT AGREEMENT (i.e., over the same twelve (12) month period).

(b)           Mr. KANE agrees and acknowledges that other than (i) an aggregate of the sum of (x) $209,949 in accrued director/chairman of the board fees and unpaid chief executive officer unpaid salary accrued prior to the last payroll date, (y) cash-out of accrued vacation through the Separation Date (it being understood that accrued vacation as of June 15, 2010 equaled $14,844) and (z) salary accrued but unpaid since the last payroll date through the Separation Date (collectively, the "Accrued Amounts"), and (ii) the amounts and benefits provided for in Section 3(a) immediately above, PST does not and will not owe or be obligated to pay, and Mr. KANE is not entitled to receive or claim, any wages, compensation, reimbursement, bonus (for 2009, 2010 or any other period) or other payments (including accrued but unused vacation and reimbursable business-related expenses) from or on behalf of PST as of the date hereof (for services rendered or otherwise) or as a result of the termination of Mr. KANE's employment or his EMPLOYMENT AGREEMENT.

(c)           On the date hereof, the Accrued Amounts are being paid in cash, less any legally required tax withholding, to Mr. KANE, and Mr. KANE acknowledges receipt in full of the same.

(d)           Other than the vesting extension expressly contemplated by Section 4(a)(iii)(3) of the EMPLOYMENT AGREEMENT, Mr. KANE shall not vest in any more PST options.  The terms of the OPTION AGREEMENT shall otherwise remain in full force and effect, except that the OPTION AGREEMENT is hereby deemed amended as follows: the exercise period for any options vested as of the date hereof shall be extended until close of business on April 30, 2011 after which time such option may no longer be exercised, and the exercise period for any options that vest pursuant to Section 4(a)(iii)(3) of the EMPLOYMENT AGREEMENT shall be close of business on September 24, 2011, after which time such options may no longer be exercised.  Mr. KANE acknowledges and agrees that, other than the options granted to him under his OPTION AGREEMENT and that certain warrant dated April 16, 2008 issued by PST to Mr. KANE (the “Warrant”), he is not entitled to any equity interest in PST or any option or right with respect to any such equity interest.

(e)           Mr. KANE specifically agrees that the consideration provided for in this Separation Agreement is in lieu and full satisfaction of any and all payments, amounts, benefits or consideration otherwise due to him, whether under the EMPLOYMENT AGREEMENT or otherwise, and regardless of whether the terms of the EMPLOYMENT AGREEMENT would (in the absence of this Agreement) require a greater payment or amount and regardless of whether a "Change of Control" of the Company were deemed to occur now or in the future.

4.           Taxes:  Mr. KANE acknowledges and agrees that PST has made no representations to him regarding the tax consequences of any amounts, securities or benefits received by him pursuant to this Agreement.  Mr. KANE also acknowledges that he is solely responsible for payment of all taxes, state, federal and/or local, if any, for which he may be liable on the amounts, securities or benefits he receives pursuant to this Agreement.  He also agrees to indemnify and hold harmless PST, and all of its employees, principals and agents, from and against any and all loss, cost, damage, or expense, including, but not limited to, attorney's fees incurred by any of them, arising out of his failure to pay the taxes, if any, for which he is liable.

5.           Mutual General Release Of Claims:

(a)           As a material inducement to PST to enter into this Agreement, Mr. KANE (on behalf of himself, his heirs, and assigns) hereby releases and forever discharges PST and its former, current, and future owners, officers, directors, trustees, employees, agents, assigns, representatives, attorneys, insurers, the Additional Parties, and all persons or entities acting by, through, under or in concert with any of them (collectively "Releasees"), of and from any and all Claims (as defined below) which Mr. KANE may have now or in the future arising from any act or omission or condition arising prior to his signing this Agreement, including, but not limited to, all claims under state, federal, or common law, whether based in contract, tort, statute or otherwise, and including, but not limited to, claims of discrimination and claims in any way related to Mr. KANE's employment by PST or the termination of such employment or the actions of the Additional Parties in connection with their Schedule 13D filing or in connection with their transactions with PST.  Notwithstanding the foregoing, this Section 5(a) does not release Claims:  (a) that cannot lawfully be released by this Agreement, or (b) relating to (i) Mr. KANE’s vested benefits pursuant to PST's 401k plan, (ii) the agreements as to Mr. KANE's stock options as set forth herein, (iii) the rights of the parties under (A) this Separation Agreement, (B) the Warrant or (C) that certain Indemnification Agreement dated June 1, 2010 (the “Indemnification Agreement”); it being understood that the Warrant and Indemnification Agreement shall remain in full force and effect notwithstanding this Separation Agreement.  “Claims” means:  liabilities, claims, obligations, promises, agreements, demands, damages, actions, charges, complaints, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), and causes of action of every kind, known or unknown, disclosed or undisclosed, matured or unmatured.

(b)           As a material inducement to Mr. KANE to enter into this Agreement, PST and each Additional Party (severally and not jointly with PST), each on behalf of themselves, their respective former, current, and future owners, officers, directors, trustees, employees, agents, assigns, successors, affiliates, representatives, attorneys, insurers, and all persons or entities acting by, through, under or in concert with any of them (collectively, the “PST Releasing Parties”), hereby releases and forever discharges Mr. KANE (and his heirs and assigns), of and from any and all Claims which a PST Releasing Party may have now or in the future arising from any act or omission or condition arising prior to his signing this Agreement, including, but not limited to, all claims under state, federal, or common law, whether based in contract, tort, statute or otherwise and claims in any way related to Mr. KANE's services to PST.  Notwithstanding the foregoing, this Section 5(b) does not release Claims: (a)that cannot lawfully be released by this Agreement or (b) the rights of the parties under (A) this Separation Agreement, (B) the Warrant or (C) the Indemnification Agreement.  For the avoidance of doubt the terms and conditions of the Indemnification Agreement shall be applied without being affected by the release of Claims set forth in this Agreement.

(c)           Each of the Parties and Additional Parties, each on behalf of themselves, their respective former, current, and future owners, officers, directors, trustees, employees, agents, assigns, successors, affiliates, representatives, attorneys, insurers, and all persons or entities acting by, through, under or in concert with any of them, represents and warrants that such person has not assigned or transferred any of the Claims which are being released by such person hereunder.

6.           No Complaints:  Mr. KANE represents that he has not filed any complaints, charges, claims, or actions against any Releasees with any state, federal, or local agency or court or any other forum.  He further represents and acknowledges that he waives any right to any monetary recovery or other relief should the Equal Employment Opportunity Commission or any other state or local fair employment practices agency pursue any such Claims on his behalf.

7.           Waiver Of Unknown Claims:  The Parties understand and agree that the released Claims include not only Claims presently known to the Parties but also include all unknown or unanticipated Claims.  The Parties knowingly and voluntarily waive any and all rights or benefits that they may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

           A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

8.           Confidential/Proprietary Information:  As of the fifth day after the Separation Date, Mr. KANE shall have returned to PST all keys, computers, and credit cards belonging to PST and any other property belonging to PST, including intellectual property and other proprietary information.  Such property includes, but is not limited to, all computer files, documents, letters, notes, programs, software, media, photographs, lists, manuals, records, notebooks, and similar repositories containing "Confidential Information," including all copies thereof, whether prepared by Mr. KANE or others.  Mr. KANE agrees not, directly or indirectly, to use, disseminate, disclose, lecture upon, or publish articles concerning any Confidential Information, unless specifically authorized in writing by the Board of Directors of PST.  The term "Confidential Information" means all of the valuable, confidential, and proprietary financial, technical, economic, and/or other types of proprietary information relating to PST in whatever form, whether oral, written, or electronic, to which Mr. KANE has, or is given (or has had or been given), access as a result of his work for PST.  Such Confidential Information includes, without limitation, non-public information regarding PST's plans, programs, systems, software, accounting, financial affairs, personnel, and operations, and specifically includes PST's customers' contact information, preferences, and financial information.  This restriction shall not apply to any information that (a) becomes known generally to the public through no fault of Mr. KANE; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Mr. KANE, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Mr. KANE; provided, that in the case of clauses (b) or (c) above, Mr. KANE shall, to the extent reasonably practicable, give the Chief Executive Officer of PST reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit PST to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

Mr. KANE also agrees not to:  (1) use Confidential Information (including, but not limited to, generally unavailable information regarding PST personnel, including their compensation or performance record, whether in writing or not) to solicit or attempt to solicit, or knowingly permit anyone under his authority or control to solicit or attempt to solicit, any of PST's employees, agents or consultants to terminate their relationship with PST; or (2) use Confidential Information (including, but not limited to, generally unavailable information regarding PST customers, including their contact information, their preferences, or their financial information, whether in writing or not) to solicit or attempt to solicit, or knowingly permit anyone under his authority or control to solicit or attempt to solicit, any of PST's customers or their businesses, with whom he become acquainted solely due to his employment, to do business like the business they now do with PST.  Mr. KANE agrees that this provision contains restrictions that are not greater than necessary to protect the interests of PST.

Mr. KANE acknowledges that he remains bound by any proprietary and/or confidential information agreement, or non-competition/non-solicitation agreement signed by him in conjunction with his employment by PST except to the extent, if any, that such agreement conflicts herewith (it being understood that additional or more stringent restrictions in such agreements are not conflicts), in which case this Agreement shall control.

9.           Non-Disparagement:  For a period of two years after the Separation Date, Mr. KANE agrees that he will not disparage PST or any of the other Releasees in connection with any matter related to PST.  For a period of two years after the Separation Date, PST and the Additional Parties, each on behalf of themselves, their respective former, current, and future owners, officers, directors, trustees, employees, agents, assigns, successors, affiliates, representatives, attorneys, insurers, and all persons or entities acting by, through, under or in concert with any of them, agrees that it will not disparage Mr. KANE in connection with any matter related to PST.  Notwithstanding anything to the contrary, this Section 9 does not prevent or limit a party from giving truthful testimony or other legally compelled disclosure.  Either party shall be free to disclose that Mr. KANE's service to the Company as Chief Executive Officer ended on the Separation Date on a mutually agreeable basis.

10.         No Future Employment:  Mr. KANE hereby waives any right he may have to reinstatement or future employment by PST, and Mr. KANE agrees not to seek such employment and not to perform any work for PST unless such restrictions are cancelled or modified by mutual consent.  Until the 60th day following the Separation Date, Mr. KANE does agree, however, to be reasonably available by telephone to answer reasonable questions of PST relating to an orderly transition of his work.

11.         Indemnification And Forfeiture In The Event Of Breach:  Each of the Parties and Additional Parties, each on behalf of themselves, their respective former, current, and future owners, officers, directors, trustees, employees, agents, assigns, successors, affiliates, representatives, attorneys, insurers, and all persons or entities acting by, through, under or in concert with any of them, agrees to indemnify and hold the other harmless from and against any and all loss, cost, damage or expense, including but not limited to attorney's fees incurred by the other, arising out of any breach of this Agreement or false representation herein by the indemnifying party.

12.        No Admission Of Liability:  Each of the Parties and Additional Parties, each on behalf of themselves, their respective former, current, and future owners, officers, directors, trustees, employees, agents, assigns, successors, affiliates, representatives, attorneys, insurers, and all persons or entities acting by, through, under or in concert with any of them, acknowledges and agrees in good faith that this Agreement shall never at any time or for any purpose be considered as an admission of liability or responsibility on the part of any party to this Section or its affiliates.

13.        No Reliance On Other Representations:  Mr. KANE represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statements made by any of the Releasees with regard to the subject matter, basis, or effect of this Agreement or otherwise beyond those expressly contained herein.  Mr. KANE represents that he has carefully read and fully understands all provisions of this Agreement, and that he is voluntarily entering into this Agreement after adequate time to consider its terms.

14.        Confidentiality:  Except as required by law or court order or to enforce its terms, Mr. KANE agrees that he will keep, and has kept, the terms of this Separation Agreement and Release confidential except for communications with his immediate family members, attorneys and other persons who have a need to know the terms of the Agreement in order to comply with its provisions or provide legal or tax advice.  Mr. KANE understands and agrees that all persons who are provided such information must be advised of the confidentiality of the information and required to comply with the terms of this Section.  Should Mr. KANE ever be subpoenaed or otherwise called upon to testify or disclose the terms or amount of this Separation Agreement and Release, he agrees to immediately notify the Board of Directors of PST and to resist disclosure until PST has had a reasonable opportunity of not less than ten (10) days to object or take other action to protect its interests.  Notwithstanding the foregoing, the Parties all acknowledge that the Company is entitled to and expect to file this Agreement with the SEC on a Current Report on Form 8-K or other appropriate SEC form or report.

15.         Acknowledgements:  Mr. KANE acknowledges that, other than the Accrued Amounts that are being paid on the date hereof, he has received timely payment in full for all compensation (of any sort, including, but not limited to, wages and vacation) earned by him during him employment with PST, and for all reimbursement of expenses (of any sort) incurred by him during him employment with PST and for which reimbursement would be required.  Mr. KANE also acknowledges that he has no work-related injury, illness, disease, or condition, and that he has not been unlawfully denied any family or medical leave or otherwise subjected to unlawful interference in that regard.  Mr. KANE further acknowledges that it is his intent and understanding that he is entitled to no severance or separation benefits other than as expressly provided for in this Agreement.

16.         Right to an Attorney, Time to Consider, Revocation. Mr. KANE acknowledges and agrees that he was provided twenty-one (21) days to consider this Agreement and to consult with counsel and PST has advised Mr. KANE of his right to do so. To the extent that Mr. KANE has taken less than twenty-one (21) days to consider this Agreement, he acknowledges that he has had sufficient time to consider the Agreement and to consult with counsel and that he did not desire additional time.  This Agreement will become effective on the Separation Date, provided, however, that for 7 calendar days following the Separation Date, Mr. KANE may revoke this Agreement by notifying the undersigned representative of PST in writing by registered letter.  In the event of such revocation, this Agreement shall be deemed rescinded and the parties hereto shall be placed back as closely as possible to their positions prior to entering into this Agreement.  No other signatory hereto may revoke this Agreement.

17.         Standstill.  Mr. KANE shall not, alone or with any "group," for the 18 months following the date hereof, directly or indirectly, acquire "beneficial ownership" of any securities of PST constituting (including upon conversion or exercise of such securities) more than 1% of the total outstanding shares of PST, where "group" and "beneficial ownership" are as defined in Section 13(d) of the Securities Act of 1934 and the rules promulgated pursuant thereto.  For purposes of this Section 17, any securities Mr. KANE acquires through exercise of options held on the date hereof shall be disregarded.  In addition, during such 18 month period, Mr. KANE shall not, directly or indirectly, participate in any solicitation of proxies in regard to PST.

18.         Insurance.  In addition to any other obligation under Mr. KANE's Indemnification Agreement with PST, PST agrees and covenants that for a period of no less than four years following the Separation Date (the "Coverage Period"), PST shall maintain in full force and effect for the benefit of each Director (including Mr. KANE) as a named insured Director & Officer Liability Insurance on terms and conditions (including but not limited to policy limits, deductibles, scope of coverage and the like with a financially sound insurance carrier) no less favorable as such insurance is currently in effect as of the Separation Date.

19.         Miscellaneous:  In further consideration of this Agreement, Mr. KANE and PST agree as follows:

(a)           The terms mentioned in the preceding paragraphs of this Agreement are the entire and only consideration for it, and each of the Parties shall be responsible for payment of his or its own attorney's fees, costs, and legal expenses, if any; provided that the prevailing party in any dispute arising out of or related to this Agreement shall be entitled to collect its costs and expenses (including attorneys’ fees) from the non-prevailing party(ies);

(b)           The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties;

(c)           This Agreement is entered into in the State of California and shall be construed and interpreted in accordance with its law;

(d)           The various provisions of this Agreement are severable and if any is unenforceable, at law or in equity, that provision may be severed, leaving the others remaining in full force and effect;

(e)           Headings contained in this Agreement are for convenience only and shall not be considered for any purpose in construing the Agreement;

(f)           This Agreement may only be modified by a written agreement identified as an amendment/modification to this Agreement and signed by the Parties hereto; and

(g)           The entirety of the STOCK OPTION AGREEMENT, EMPLOYMENT AGREEMENT, Warrant and Indemnification Agreement, as may have been modified by this Agreement, are incorporated herein by reference and shall survive the execution of this Agreement.

(h)           This Agreement and the documents referenced herein contain the entire agreement between the Parties to it with regard to the matters set forth in it and shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each.  This Agreement fully supersedes any and all negotiations, and all prior written, oral, or implied agreements or understandings between the Parties pertaining to the subject matters hereof.

(i)           This Agreement may be executed in one or more counterparts (including by means of telecopied or electronic signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

PLEASE READ CAREFULLY.  THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED:
Steven Kane

DATED:	PATIENT SAFETY TECHNOLOGIES, INC.

By:
Authorized Signatory

[Signatures continued]

Additional Parties to Separation Agreement: Sections 5, 7, 9, 11, 12, 13 and 19(b), (c), (d) (e), (f) and (h) only:

DATED:	John P. Francis

John P. Francis

DATED:	Brian Stewart

Brian Stewart

DATED:	Wenshen Lin

Wenshen Lin

DATED:	Radisson Trading Company

By:
Authorized Signatory

DATED:	A Plus International, Inc.

By:
Authorized Signatory

DATED:	Catalysis Partners, LLC
by Francis Capital Management, LLC
by: John Francis, Managing Member

By:
Authorized Signatory

DATED:	Catalysis Offshore, Ltd.
by Francis Capital Management, LLC
by: John Francis, Managing Member

By:
Authorized Signatory

DATED:	Francis Capital Management, LLC
by: John Francis, Managing Member

By:
Authorized Signatory